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                                                            Exhibit 3.2


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              METRO NETWORKS, INC.

                                    * * * * *

          METRO NETWORKS, INC., a Corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST:   That Metro Networks, Inc. (the "Corporation") was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 31, 1996.

          SECOND: That this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of
Section 245 of the General Corporation Law of the State of Delaware.

          THIRD: That the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

     1.   NAME.

          The name of the corporation is Metro Networks, Inc.

     2.   REGISTERED OFFICE AND REGISTERED AGENT.

          The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
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     3.   PURPOSE.

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4.   EXISTENCE.

          The Corporation is to have perpetual existence.

     5.   CAPITALIZATION.

          A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty-five Million (35,000,000) shares consisting of Ten Million (10,000,000) shares of Preferred Stock, par value $.001 per share (hereinafter, the "Preferred Stock"), and Twenty-five Million (25,000,000) shares of Common Stock, par value $.001 per share (hereinafter, the "Common Stock"). The rights, preferences and privileges of holders of shares of Common Stock are subject to the rights of the holders of shares of the Series A Convertible Preferred Stock (as hereinafter defined) or any series of Preferred Stock which the corporation may designate and issue in the future. The Common Stock and the Series A Convertible Preferred Stock shall be nonassessable.

          B. Other than the shares of the Series A Convertible Preferred Stock, the designations, powers, preferences and rights of which, and the qualifications, limitations and restrictions of which, are set forth below, the shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of designation to be executed, acknowledged, filed, recorded and to become effective in accordance with the General Corporation Law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of


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them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not above the total number of authorized shares of Preferred Stock and not below the number of shares of such series then outstanding. In case the number of any shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as may otherwise be required by law or this Amended and Restated Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or of Common Stock.

          C. Section 1. DESIGNATION AND AMOUNT. Seven million five hundred thousand (7,500,000) shares of Preferred Stock shall be designated as the "Series A Convertible Preferred Stock", par value $.001 per share. Without the prior approval of the holders of a majority of the then outstanding shares of the Series A Convertible Preferred Stock, no additional shares of or change of any characteristic or provision of the Series A Convertible Preferred Stock shall be authorized by the Board of Directors or issued by the Corporation.

               Section 2. GENERAL DEFINITIONS. For purposes of this Article 5.C., the following definitions shall apply:

               (a) "JUNIOR SECURITIES" means any equity security of any kind which the Corporation or any Subsidiary at any time issues or is authorized to issue, other than the shares of Series A Convertible Preferred Stock or as holders of a majority of the shares of then outstanding Series A Convertible Preferred Stock otherwise expressly designate.

               (b) "SUBSIDIARY" means any corporation of which at least a majority of the shares of stock possessing voting power in electing the board of directors is, at the time as of which any determination is being made, owned by the Corporation, either directly or indirectly.


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               Section 3.  VOTING RIGHTS.  Holders of Series A Convertible
Preferred Stock shall be entitled to one vote, voting with the holders of Common Stock as a class, for each share held on all matters submitted to a vote of stockholders and shall have no cumulative voting rights.

               Section 4. CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK. Each share of the Series A Convertible Preferred Stock, at the option of the holder, shall be convertible into one (1) share of Common Stock (subject to adjustment for stock splits, stock dividends, reverse stock splits, recapitalizations and similar events) upon the return of the Loaned Securities (as defined in that certain Stock Loan and Pledge Agreement between the Corporation and David I. Saperstein, dated October ___, 1996 (the "Stock Loan and Pledge Agreement")) pursuant to the Stock Loan and Pledge Agreement. Such conversion shall be deemed to have been made immediately prior to the close of business on the date a holder of Series A Convertible Preferred Stock requests such conversion be made, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the conversion of the Series A Convertible Preferred Stock pursuant to this Section 4, (i) the shares of Preferred Stock designated as Series A Convertible Preferred Stock shall cease to be so designated, (ii) such shares shall remain authorized shares of Preferred Stock and (iii) such shares of Preferred Stock may be redesignated and included in another series of Preferred Stock pursuant to Article 5.B.

               Section 5.  LIQUIDATION RIGHTS.

               (a)  For purposes hereof, the term "LIQUIDATING EVENT" shall mean
(i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) any consolidation or merger of the Corporation into another corporation or corporations (except in the case of a merger or consolidation in which the Corporation is the continuing corporation), or (iii) the sale or transfer by the Corporation of all or substantially all of its assets. Upon the occurrence of any Liquidating Event, the holders of shares of Series A Convertible Preferred Stock shall be entitled to receive ratably, before any distribution or payment is made upon any Common Stock or any other Junior Security, to be paid out of the assets of

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the Corporation available for distribution to its stockholders an amount per share of Series A Convertible Preferred Stock in cash equal to ten percent (10%) of the offering price of the Common Stock in the Corporation's initial offer and sale of Common Stock for the account of the Corporation to the public. If upon any such Liquidating Event, the assets of the Corporation to be distributed among the holders of shares of Series A Convertible Preferred Stock shall be insufficient to permit payment to such holders of the aggregate amount which such holders are then entitled to be paid, then the entire assets of the Corporation to be distributed shall be distributed ratably among such holders so that an equal amount is received with respect to each share of Series A Convertible Preferred Stock. After the payment or the setting apart for payment to the holders of Series A Convertible Preferred Stock of the preferential amounts so payable to them upon a Liquidating Event, the holders of Common Stock and any other Junior Security shall be entitled to receive, ratably share for share without distinction as to class, the remaining assets of the Corporation, if any, based upon the number of shares of fully vested Common Stock or other Junior Security held by each such holder.

               (b) The Corporation will mail written notice of any Liquidating Event, not less than 30 days prior to the date of such Liquidating Event, to each holder of shares of Series A Convertible Preferred Stock.

               Section 6. DIVIDENDS. Holders of shares of Series A Convertible Preferred Stock shall not be entitled to dividends.

          D. Section 1. VOTING RIGHTS. Holders of Common Stock shall be entitled to one vote for each share held on all matters submitted to a vote of stockholders and shall have no cumulative voting rights.

               Section 2. LIQUIDATION RIGHTS. Upon the occurrence of any Liquidating Event, the holders of shares of Common Stock shall be entitled to receive ratably the net assets of the Corporation that may be available after the payment of all debts and other liabilities and subject to the prior rights of Preferred Stock that may be issued and outstanding at such time.


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               Section 3.  DIVIDENDS.  Holders of Common Stock shall be entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of Preferred Stock that may be issued at such time.

               Section 4. OTHER RIGHTS. Holders of Common Stock shall have no preemptive, subscription, redemption or conversion rights.

     6.   LIMITATION OF LIABILITY OF DIRECTOR.

          No Director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a Director, except that this Article shall not eliminate or limit the liability of each Director: (i) for any breach of such Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such Director derived an improper personal benefit.

     7.   MEETINGS OF STOCKHOLDERS.

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     8.   INDEMNIFICATION OF DIRECTORS.

          The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     9.   VACANCIES.

          Vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority vote of the remaining Directors then


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in office, although less than a quorum, or by the sole remaining Director, and each Director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which he or she has been elected expires and until such Director's successor shall have been duly elected and qualified. No decrease in the authorized number of Directors shall shorten the term of any incumbent Director.

     10.  REMOVAL.

          A Director may be removed only for cause. A Director may be removed only by the holders of a majority of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in the election of Directors, considered for this purpose as one class.

     11.  BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS.

          Pursuant to Section 203(b)(3) thereof, Section 203 of the General Corporation Law of the State of Delaware shall not apply to this Corporation. This paragraph shall not be effective until 12 months after the date hereof.

     12.  AMENDMENTS TO BYLAWS.

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

     13.  AMENDMENTS TO CERTIFICATE OF INCORPORATION.

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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          IN WITNESS WHEREOF, the undersigned have executed this Amended and
Restated Certificate of Incorporation on behalf of the Corporation and hereby affirm that the statements made herein are true under the penalties of perjury, this ______ day of October, 1996.



                              METRO NETWORKS, INC.

                              By:_________________________
                                   David I. Saperstein,
                                   President



ATTEST:

By:__________________________
     Gary L. Worobow,
     Secretary


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